Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the IHOP Corp. 2005 Stock Incentive Plan for Non-Employee Directors of IHOP Corp. and Subsidiaries of our reports dated February 26, 2008, with respect to the consolidated financial statements of IHOP Corp. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of IHOP Corp. and Subsidiaries filed with the Securities and Exchange Commission.

Los Angeles, California
March 17, 2008